EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

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                                        Six Months Ended                         Fiscal Year Ended
                                       July 31   August 1      January 30  January 31   February 1 February 3  January 28
                                        1999       1998          1999         1998        1997       1996 *       1995

Consolidated pretax income             $166,366   $176,216       $219,084     $410,035    $378,761   $269,653     $406,110
Fixed charges (less capitalized
interest)                               130,619     75,726        219,341      147,466     139,188    139,666      145,921

EARNINGS                               $296,985   $251,942       $438,425     $557,501    $517,949   $409,319     $552,031


Interest                               $120,118    $68,998       $196,680     $129,237    $120,599   $120,054     $124,282
Capitalized interest                      1,900      1,876          3,050        3,644       4,420      3,567        2,545
Interest factor in rent expense          10,501      6,728         22,661       18,229      18,589     19,612       21,639

FIXED CHARGES                          $132,519    $77,602       $222,391     $151,110    $143,608   $143,233     $148,466


Ratio of earnings to fixed charges         2.24       3.25           1.97         3.69        3.61       2.86         3.72

 * 53 Weeks
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